Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 28, 2011

BARX Investor Solutions from Barclays Capital Page 1 of 3

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Underlying	Asset Class	Currency	Ticker

Barclays ETN+ Notes

- ETN+ Long B S&P 500
- ETN+ Long C S&P 500
- ETN+ Short B S&P 500
- ETN+ Short C S&P 500
- ETN+ Short D S&P 500
- ETN+ S&P VEQTOR

EM Currency ETNs

- Barclays Asian and Gulf Currency Revaluation ETN
- Barclays GEMS Asia 8 ETN
- Barclays GEMS Index ETN

Educational

- Product Primers

Internal Apps

- BARX IS : Trading
- BARX IS : Console
- Price Upload

Notice of Automatic Redemption

As a result of the occurrence of a stop loss termination event on April 28, 2011 Barclays Bank PLC will automatically redeem its Short D Leveraged Exchange Traded Notes Linked to the Inverse Performance of the S&P 500® Total Return IndexTM (the "Securities"). The Securities will be redeemed (in whole, but not in part) on May 5, 2011, the date which is five business days after the stop loss termination date, and the payment upon redemption will be a cash payment of $10.00 per Security, representing the stop loss redemption value as determined in accordance with the prospectus relating to the Securities. Further information on the stop loss termination event may be found in the prospectus relating to the Securities, **available here**

March ETN+ Performance Update

Please **click here** to access the March 2011 performance update on Barclays ETN+ long and short notes.

Barclays Launches Exchange Traded Note Linked to S&P 500® Dynamic VEQTOR™ Total Return Index

To read the full press release **click here**

Barclays Capital Launches First ETN Linked Inversely to a Volatility Index

To read the full press release **click here**

Barclays Capital Launches Leveraged Exchange Traded Notes

To read the full press release **click here**

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BARX Investor Solutions from Barclays Capital Page 2of 3

ETN+ Long Notes

Barclays ETN+ Long Notes enable investors to express a positive “bullish” market view by going “long” the underlying Index in a leveraged manner without having to put up the entire price of the underlying Index.

ETN+ Long Notes Brochure

ETN+ Short Notes

Barclays ETN+ Short Notes enable investors to express a negative “bearish” market view by going “short” the underlying Index through a Barclays ETN+ Short Note. By shorting the underlying Index, the Barclays ETN+ Short Note is still leveraged, but performs positively when there is a fall in the level of the underlying Index.

ETN+ Short Notes Brochure

ETN+ FAQ

Barclays ETN+ notes are innovative investment products from Barclays that seek to provide investors with a new way to access leveraged returns of a market or strategy, less certain costs and fees. The following are answers to questions financial professionals and individuals commonly ask about Barclays ETN+ Notes.

Frequently Asked Questions

An investment in Barclays ETN + or Barclays ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus or prospectus supplement. Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained

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4/28/2011

BARX Investor Solutions from Barclays Capital Page 3 of 3

from Barclays Capital, Inc. 745 Seventh Avenue - Attn: US InvSol Support, New York, NY 10019.

Barclays ETN + and Barclays ETNs (the "Securities") are uncollateralized debt securities of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in the relevant underlying index or the index components of the relevant underlying index. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant underlying index has increased. An investment in the Securities may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus and prospectus supplement. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

Neither Barclays Capital Inc. nor Barclays Bank PLC is making an offer to sell any Securities in any jurisdiction where the offer or sale is not permitted. Neither Barclays Capital Inc. nor Barclays Bank PLC is incorporating by reference into any offering documentation for any transaction above, any information or other material appearing elsewhere in, or accessible from, this website.

Any information regarding the potential performance of a Security at maturity that is included on this website is not intended to predict actual results and no assurances are given with respect thereto.

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